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                                  EXHIBIT 11.1
               STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                               SHARE EQUIVALENTS
                    (In thousands except per share amounts)


                                                Three Months Ended September 30,
                                                --------------------------------
                                                      1995          1994
                                                    --------      --------
Weighted Average Shares Outstanding:

Common shares...................................     161,354       152,665

Convertible preferred shares....................         442         2,514

Stock options...................................      17,440        16,820
                                                    --------      --------
Total weighted average shares outstanding.......     179,236       171,999
                                                    --------      --------
                                                    --------      --------
Net income available to common stockholders.....    $ 58,357      $ 45,047
                                                    --------      --------
                                                    --------      --------
Income Per Share:

Net income per share............................    $   0.33      $   0.26
                                                    --------      --------
                                                    --------      --------

All share and per share data have been restated for all periods presented to reflect the mergers of Silicon Graphics, Inc., Alias Research Inc. and Wavefront Technologies, Inc.